Exhibit 10.1

March 4, 2014

Annie Howell

9606 Cable Drive

Kensington, MD 20895

Dear Annie:

This will confirm our agreement regarding your separation from Crown Media United States, LLC (“Crown Media”) effective March 25, 2014  (the “Termination Date”), with your job duties and assignment having ended on February 20, 2014.  Both the Termination Date and the date your job duties end may be adjusted in the sole discretion of Crown Media to meet business needs.  If an adjustment is made, Crown Media will revise this agreement and provide you with compensation based on the new date(s), if such date change would change your severance benefits.

In connection with your separation from employment, Crown Media agrees to do the following:

1.                                             To pay you your full pay (less appropriate payroll deductions) at your current base salary on regularly-scheduled paydays through the Termination Date.  Amounts paid under this paragraph shall be included in eligible earnings for calculating your benefits under the Crown Media benefit plans.

2.                                             To continue your benefits under the Crown Media benefit plans, as provided to other Crown Media employees, through March 31, 2014.  Following the Termination Date, if you are a plan participant, you will be entitled to distribution of any vested and accrued benefits in Crown Media’s 401(k) benefit plan.

3.                                             To pay you within 15 business days after the Termination Date an amount equal to your accrued and unused vacation and personal time (less appropriate payroll deductions). This vacation and personal time pay is compensation for all vacation and personal time which you have accrued through the Termination Date but have not used, and is compensation for all accrued vacation time and personal days that may be due to you now or in the future.

4.                                             To pay you a prorated payment (based on a March 25, 2014 Termination Date) of the Employment Award under the Long-Term Incentive Plan (“LTIP”) for the 2012 grant year in the amount of $33,031.00 (less appropriate payroll deductions) and for the 2013 grant year in the amount of $13,528.00 (less appropriate payroll deductions).  These two payouts will be made to you at the same time payment is made pursuant to paragraph (a) below.  In the event you are eligible for a payout under the Performance Award component of the LTIP, the amount(s), if any, will be prorated based on the Termination Date and will be paid in accordance with the terms of the plans and at the same time as other plan participants are paid in

2015 and 2016.  Any amounts paid under this paragraph shall not be included in eligible earnings for calculating benefits under any Crown Media benefit plans.

Provided you have previously returned this signed agreement to Crown Media, do not revoke it, and abide by its terms, Crown Media further agrees to do the following:

a.                                             To pay you within 15 business days after the Termination Date or the date you return this signed agreement to Crown Media, whichever date is later, a lump sum of Three Hundred Twenty-Three Thousand One Hundred Thirty-Six and no/100 Dollars ($323,136.00) (less appropriate payroll deductions).  Any amounts paid under this paragraph shall not be included in eligible earnings for calculating benefits under any Crown Media benefit plans.

b.                                             To pay your COBRA premium payments: i) through March 31, 2015; or ii) until you become eligible to receive health benefits from another employer, whichever time period is shorter, provided you timely complete and return the COBRA election form that will be sent to you shortly after the Termination Date, and provided you timely sign and return this agreement and not revoke it.  You have the option of purchasing coverage at your own expense for the balance of any months allowed under law by COBRA, generally a maximum of 18 months.  The COBRA coverage will be on the same terms and conditions provided under the group health plans, which may be amended from time to time or discontinued.  You agree you will promptly notify Eugene Hawkins, Senior Vice President — Human Resources, at (818) 755-2690 if you become eligible for health insurance coverage with another employer.  Any amounts paid under this paragraph shall not be included in eligible earnings for calculating benefits under any Crown Media benefit plans.

In return for the above payments and benefits, you agree to do the following:

A.                                           To sign and return this agreement.

B.                                           To release and forever discharge Crown Media Holdings, Inc., Crown Media United States, LLC, Hallmark Cards, Incorporated, and their subsidiaries, affiliates, and respective officers, agents, directors, employees and all other persons, firms, and corporations whomsoever, of and from all liability, actions, claims (including any rights and claims under the Age Discrimination in Employment Act and any other employment discrimination claims), demands, damages, costs and expenses, which you may now or hereafter have on account of, arising out of, or in connection with all transactions between you and the parties herein released through the Termination Date, including, but not limited to, your employment and the termination thereof.  You agree this release does not include any claims that cannot be released or waived by law including, but not limited to, the right to file a charge with or participate in an investigation conducted by certain government agencies; however, you are releasing and waiving your right to any monetary recovery should any government agency (such as the U.S. Equal Employment Opportunity Commission or a state or local anti-discrimination enforcement agency) pursue any claims on your behalf.

C.                                           To make no disclosure or use whatsoever of any proprietary or confidential information, data, developments or trade secrets belonging to Crown Media or any of its parent, subsidiary, or affiliated companies.  Attached to this agreement as Attachment A is a document that reminds you of your confidentiality obligations which exist whether or not you sign this agreement.

D.                                           To not retain any business records or documents (including electronic data) relating to any activity of Crown Media or any of its parent, subsidiary, or affiliated companies, and to promptly return any business records or documents and any property belonging to Crown Media or any of its parent, subsidiary, or affiliated companies.  This includes all information that you have in hard copy or on any electronic media (such as CD, DVD, thumb drives, portable hard drives, home computer, etc.)  You represent upon signing this agreement that all such business records, data, documents and property have not been disseminated outside Crown Media or any of its parent, subsidiary, or affiliated companies, and are in the possession of or have been returned to Crown Media or any of its parent, subsidiary, or affiliated companies.

E.                                            To not have any conversations or communications with any employee of Crown Media, contractor, vendor, or any other person about Crown Media’s computer or information systems, and to not attempt to gain external access or ask any of Crown Media’s employees, contractors, vendors, or any other persons to make any changes to or to access any information from Crown Media’s systems.

F.                                             To not interfere in any manner with any business or contractual relations between Crown Media and its employees, vendors, contractors, or other third parties.

G.                                           To agree that you have disclosed to Crown Media all material facts within your knowledge regarding your employment with Crown Media or regarding the performance of your duties including, but not limited to, any and all material acts in which you engaged as an agent of Crown Media, whether acting within the course and scope of that agency or not, and you are not aware of any action/inaction you took/failed to take during your employment with Crown Media that could give rise to a claim against Crown Media by any person or entity including, but not limited to, any current or former employee and/or any third party.

H.                                          To agree that you must satisfactorily perform assigned job duties, cooperate with Crown Media, and interact with others in a business-like manner through the Termination Date; and that Crown Media has no obligation to provide you at any time in the future any payments or benefits other than those described in this agreement and vested benefits, if any, under Crown Media’s benefit plans.  Any amounts to be paid under any benefit plans will be paid in accordance with the terms of the plans, which may be amended from time to time or discontinued.

I.                                               To not publicize or disclose or cause, permit or authorize the publication or disclosure of the terms of this agreement, the negotiations leading to this agreement, or information regarding any underlying claims to any person (including any media representatives), except in confidence to your agent, your attorney, or any financial advisor you have retained to assist you in preparation of your tax returns or other financial or legal matters, provided that before disclosing anything regarding the terms of the agreement you first inform such persons of the confidentiality of this agreement and obtain their agreement to maintain the confidentiality of the agreement.

J.                                               To cooperate with Crown Media and its parent, subsidiary, and affiliated companies in the defense of any legal matter involving any other employee of Crown Media or its parent, subsidiary, and affiliated companies or involving any other matter that arose during your employment, provided that Crown Media will reimburse you for your reasonable travel and out-of-pocket expenses incurred in providing such cooperation and assistance.

K.                                          To submit any dispute concerning this agreement or your employment and separation of employment to binding arbitration in New York before a neutral arbitrator agreed upon by the parties pursuant to the American Arbitration Association National Rules for the Resolution of Employment Disputes.

L.                                            To acknowledge and agree that the payments and benefits you receive under this agreement supersede and replace any rights you may have had under any severance pay plan and that you will seek no compensation or benefits from Crown Media or its parent, subsidiary, and affiliated companies under any severance pay plan.

M.                                        To send any requests for employment verification to the attention of Eugene Hawkins, Senior Vice President — Human Resources.

N.                                           In the event you breach any of your obligations under this agreement, you will forfeit all severance compensation and benefits not yet paid under this agreement and you agree that you will immediately repay to Crown Media all payments already made.  In the event repayment is not made, Crown Media can seek recovery of compensation and benefits already paid.

Please acknowledge your acceptance of this agreement by signing and returning this agreement to Eugene Hawkins.

Very truly yours,

CROWN MEDIA UNITED STATES, LLC

By
Eugene C. Hawkins
Senior Vice President — Human Resources

Agreed to this         day of                               , 2014.

ANNIE HOWELL

ATTACHMENT A

Hand delivered with severance agreement

March 4, 2014

Crown Media United States, LLC and its parent, subsidiary, and affiliated companies (collectively referred to as “Crown Media”) would like to remind you as an emphasis to the terms set forth in the severance agreement that, as an employee of Crown Media, you were privy to confidential, proprietary and trade secret information regarding Crown Media’s business and that you may not disclose proprietary, confidential and/or trade secret information to any outside persons or companies or use such information in connection with any business endeavors or for your own purposes.  This prohibition includes, but is not limited to, any information not publicly disclosed about Crown Media’s plans for products and services, marketing plans, business strategies, financial and sales information, product sales history, processes for creating products, vendor and customer information, including prospective customer information, contract negotiations and terms, and any files containing Crown Media’s information, as well as any information regarding creations, inventions, discoveries, improvements, processes, formulas, equipment, methods, research and secret data (“confidential information”).

Your obligation to maintain the confidentiality of Crown Media’s information includes an obligation not to retain confidential information after your employment ends, as well as an obligation not to disseminate any confidential information during or after your employment ends. These obligations pertain not only to oral information but to information in either electronic (such as hard drive, diskette, CD, DVD, portable hard drive, thumb drive, home computer, etc.) or hard copy format.  If you have any confidential information that has been taken from, sent outside Crown Media, or shared with others not privy to the confidential information, please immediately contact the Crown Media representative listed below.

The above obligations exist based upon your employment with Crown Media and are not contingent upon you signing the severance agreement.

We trust that you will comply with the above requests and further that you will take with the utmost seriousness your obligation to keep Crown Media confidential information private. Crown Media takes the protection of its confidential information very seriously and will take appropriate action to maintain that confidentiality.

Acknowledgment of receipt:

ANNIE HOWELL	Date

Crown Media Representative